Exhibit 99.1

For Immediate Release

Timothy Mayopoulos Joins SAIC’s Board of Directors

McLean, Va., January 26, 2015 -- Science Applications International Corporation (NYSE: SAIC) today announced that Timothy J. Mayopoulos has been appointed as a member of SAIC’s board of directors, effective Feb. 19. Mayopoulos will serve on the Audit Committee, and the Nominating and Corporate Governance Committee.

“We are pleased to welcome Tim Mayopoulos to SAIC’s board of directors," said SAIC Chairman Edward J. Sanderson, Jr. “Tim has deep experience in financial services and an outstanding track record working in a highly regulated environment.  Tim’s strong business and leadership expertise along with his legal background will increase the depth of capabilities to our dynamic board as we continue to execute SAIC’s business strategy.”

Mayopoulos is the president and CEO of the Federal National Mortgage Association (FNMA), or Fannie Mae, and a member of its board of directors. He joined Fannie Mae in April 2009 as executive vice president, general counsel, and corporate secretary, and in 2010 he was appointed chief administrative officer before becoming president and CEO in June 2012. Prior to joining Fannie Mae, Mayopoulos held senior leadership positions at several financial institutions, including Bank of America, Credit Suisse First Boston, and Deutsche Bank. He is a graduate of Cornell University and the New York University School of Law.

With the addition of Mayopoulos, SAIC’s board of directors will increase to nine members.

About SAIC

SAIC is a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, and enterprise information technology markets. SAIC's deep domain knowledge and customer relationships enable the delivery of systems engineering and integration offerings for large, complex government and commercial projects. SAIC's approximately 13,000 employees serve customers in the U.S. federal government, state/local, and global commercial markets, specializing in providing a broad range of higher-end, differentiated technical capabilities. Headquartered in McLean, Virginia, SAIC has annual revenues of about $4 billion. For more information, visit http://www.saic.com/.  For ongoing news, please visit our newsroom.

Certain statements in this announcement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and a number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC's Annual Report, Form 10-K and other such filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Media Contact:

Lauren Presti

703.676.8982

lauren.a.presti@saic.com

Investor Relations Contact:

Paul Levi

703.676.2283

paul.e.levi@saic.com